KIRKLAND’S

KIRKLAND’S REPORTS FOURTH QUARTER SALES AND UPDATES
2016 OUTLOOK

NASHVILLE, Tenn. (February 3, 2017) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13-week and 52-week periods ended January 28, 2017.

Net sales for the 13 weeks ended January 28, 2017, increased 2.1% to $203.2 million compared with $199.0 million for the 13 weeks ended January 30, 2016. Comparable store sales for the fourth quarter of fiscal 2016, including e-commerce sales, decreased 4.6% compared with an increase of 1.3% in the prior-year quarter. Kirkland’s opened four stores and closed one during the fourth quarter of 2016, bringing the total number of stores to 404 at quarter end.

Net sales for the 52 weeks ended January 28, 2017, increased 5.8% to $594.3 million compared with $561.8 million for the 52 weeks ended January 30, 2016. Comparable store sales, including e-commerce sales, decreased 2.9% for the 52 weeks ended January 28, 2017, compared with an increase of 2.9% in the prior-year period. Kirkland’s opened 42 stores and closed 14 during the 52-week period.

“We were not immune from the broader trends impacting much of the retail industry during the fourth quarter,” said Mike Madden, President and Chief Executive Officer. “Trends proved to be more difficult than we anticipated as strong sales on Black Friday were offset by weak pre-holiday traffic in December, and improved post-holiday sales were not enough to overcome December’s softness. Additionally, heightened promotional activity had an impact on merchandise margin for the quarter. On a more positive note, we experienced another quarter of double-digit growth in our e-commerce business, and we managed operating expenses and inventories well throughout the season.”

“We enter 2017 with inventories on plan and a strong balance sheet, and remain confident about the long-term outlook for the business. We’ve enhanced our management team, and we’re focused on improving our pricing and promotional mix, merchandise assortment composition, marketing execution, and in-store experience as part of our long-term strategy. We look forward to outlining these initiatives and our outlook for 2017 on our upcoming earnings conference call in March,” continued Mr. Madden.

Based on the fourth quarter sales results, Kirkland’s now expects full year 2016 diluted earnings per share in the range of $0.56 to $0.61 compared with its prior guidance of $0.70 to $0.75 per diluted share. The updated performance outlook is based on current information as of February 3, 2017. The information on which this outlook is based is subject to change and the Company may update its full year business outlook or any portion thereof at any time for any reason.

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KIRK Reports Fourth Quarter Sales Results

February 3, 2017

Investor Conference Call and Web Simulcast

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Friday, March 10, 2017, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Friday, March 17, 2017, by dialing (412) 317-0088 and entering the confirmation number, 10100654.

A live broadcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/19538 on March 10, 2017, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 398 stores in 36 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 8, 2016. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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